Exhibit 5

VOTING SUPPORT AGREEMENT

This Voting Support Agreement (this “Agreement”) is made and entered into as of March 26, 2021, by and among SOC Telemed, Inc., a Delaware corporation (the “Company”), and SOC Holdings LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. On March 26, 2021, the Company entered into a Membership Interest and Stock Purchase Agreement dated as of March 26, 2021 (the “Purchase Agreement”), with Access Physicians Management Services Organization, LLC (“Access Physicians”), HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, pursuant to which the Company will, among other things, acquire Access Physicians (such collective transactions, the “Acquisition”) for a combination of cash, shares (the “Closing Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and contingent consideration, payable in cash or shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock, at the Company’s election in accordance with Section 2.8 of the Purchase Agreement (any such shares, the “Contingent Shares” and, collectively with the Closing Shares, the “Consideration Shares”).

B. In order to comply with Nasdaq Listing Rule 5635(a), the terms of the Purchase Agreement provide that the Company may not issue Contingent Shares if the aggregate number of Consideration Shares issued to the Sellers pursuant to the Purchase Agreement will exceed 19.9% in the aggregate of either (i) the Company’s Class A Common Stock outstanding before the issuance of the Closing Shares or (ii) the total voting power of the Company’s securities outstanding before the issuance of the Closing Shares that are entitled to vote on a matter being voted on by holders of Class A Common Stock, in each case until the stockholders of the Company have approved the issuance of the Consideration Shares to the Sellers in accordance with such rule (such approval, the “Requisite Buyer Stockholder Approval”).

C. Pursuant to the Purchase Agreement, the Company shall use reasonable efforts to obtain at its next annual meeting of stockholders, but in no event later than December 31, 2021, the Requisite Buyer Stockholder Approval, including by endorsing its approval with the recommendation of the Board of Directors of the Company that stockholders vote in favor of the proposal for the Requisite Buyer Stockholder Approval (such proposal, the “Proposal”) in the related proxy materials.

D. The Stockholder agrees to enter into this Agreement with respect to all shares of Class A Common Stock (the “Consent Shares”) that the Stockholder now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

E. The Stockholder is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number of shares of Class A Common Stock as set forth on Schedule A attached hereto.

F. As a condition to the willingness of the Company, the Sellers and the other parties thereto to enter into the Purchase Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

G. Each of the Company and the Stockholder has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Company Securities” means, collectively, any Class A Common Stock, any securities convertible into or exchangeable for Class A Common Stock, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“Expiration Time” shall mean the earliest to occur of (a) the time immediately following a meeting of the Company’s stockholders at which the Proposal is voted upon and approved by the Company’s stockholders, which meeting is duly called and held for such purpose and at which a quorum was present and acting throughout, (b) such date as the Purchase Agreement shall be validly terminated in accordance with Section 9.1 thereof, (c) May 31, 2021, if the Closing Date has not occurred by such date, (d) December 31, 2021, and (e) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the consummation of the transactions contemplated hereby.

2. Agreement to Retain the Company Securities.

2.1 No Transfer of Company Securities. Until June 3, 2021, the Stockholder agrees not to (a) Transfer any Company Securities or (b) deposit any Company Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Securities, or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided, that the Stockholder may Transfer any such Company Securities to any Affiliate of the Stockholder if, and only if, the transferee of such Company Securities evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Stockholder.

2.2 Additional Purchases. Until the Expiration Time, the Stockholder agrees that any Company Securities that the Stockholder purchases or otherwise hereinafter acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by the Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Vote and Approve.

3.1 Voting of Shares. Following the date hereof, the Company intends to file with the SEC a definitive proxy statement on Schedule 14A or other applicable form in connection with the matters set forth in Section 7.8(f)(i) of the Purchase Agreement (the “Proxy Statement”). Hereafter until the Expiration Time, the Stockholder agrees that, except as otherwise agreed in writing with the Company, at any meeting of the stockholders of the Company, however called and at any adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, in either case at or pursuant to which the Proposal is to be considered and voted on by the stockholders of the Company, the Stockholder shall (a) appear at such meeting or otherwise cause the Consent Shares to be counted as present thereat for purposes of establishing a quorum and (b) vote (or cause to be voted) the Consent Shares (i) in favor of the Proposal and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Purchase Agreement (the “Transactions”) and (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposal or the Transactions, and against any other action that is intended, or could reasonably be expected, to otherwise materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Transactions. If the Stockholder is the beneficial owner, but not the record holder, of any of the Consent Shares, the Stockholder agrees to cause the record holder and any nominees to vote all of such Consent Shares in accordance with this Section 3.1, including by executing such documentation as shall be requested by the record holder or any such nominee for purposes of giving voting instructions thereto.

3.2 No Inconsistent Arrangements. Hereafter until the Expiration Time, and subject to Section 2 hereof, the Stockholder shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to any Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any Company Securities that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

4. Additional Agreements.

4.1 Litigation. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Access Physicians or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Purchase Agreement.

4.2 Waiver of Certain Rights; Terminations. Concurrently with the execution and delivery hereof, the Stockholder shall deliver to the Company a letter waiving the application of Section 2.3 (Piggyback Registration) of the Company’s Amended and Restated Registration Rights Agreement, dated as of October 30, 2020, to the filing by the Company of the Registration Statements (as defined in the Purchase Agreement) contemplated by the Purchase Agreement.

4.3 Disclosure. The Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC, including in any proxy statement filed with the SEC in connection with any meeting of stockholders of the Company at which the Proposal is to be considered and all documents and schedules filed with the SEC in connection with the foregoing, the Stockholder’s identity and ownership of the Consent Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

5.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.2 Ownership of Class A Common Stock. As of the date hereof, the Stockholder is the owner of the shares of Class A Common Stock as set forth on Schedule A, free and clear of any and all Liens, other than those (i) created by this Agreement or existing under the Securities Act and (ii) as disclosed on Schedule A. The Stockholder has and, except pursuant to a Transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to the Stockholder set forth in this Agreement, in each case, over all shares of Class A Common Stock currently or hereinafter owned by the Stockholder. As of the date hereof, the Stockholder does not own any capital stock or other voting securities of the Company other than the shares of Class A Common Stock set forth on Schedule A. As of the date hereof, the Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any organizational documents of the Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Class A Common Stock owned by the Stockholder pursuant to any Contract to which the Stockholder is a party or by which the Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement and the Company’s Investor Rights Agreement, dated as of October 30, 2020, the Stockholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Class A Common Stock or other equity securities of the Company owned by the Stockholder, (ii) granted any proxy, consent or power of attorney with respect to any Class A Common Stock or other equity securities of the Company owned by the Stockholder (other than as contemplated by this Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5.6 Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Purchase Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

6. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholder’s designees serving on the board of directors of the Company from taking any action, subject to the provisions of the Purchase Agreement, while acting in such designee’s capacity as a director of the Company. The Stockholder is entering into this Agreement solely in its capacity as the owner of the Stockholder’s shares of Class A Common Stock.

7. Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 9 shall survive any termination of this Agreement. Upon termination of this Agreement, neither party hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder’s shares of Class A Common Stock. All rights, ownership and economic benefits of and relating to the Stockholder’s shares of Class A Common Stock shall remain fully vested in and belong to the Stockholder, and the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the shares of Class A Common Stock except as otherwise provided herein.

9. Miscellaneous.

9.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

9.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the date hereof or the termination of this Agreement.

9.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto. Subject to the first sentence of this Section 9.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 9.3 shall be void.

9.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

9.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any U.S. federal court sitting in the State of Delaware), and any appellate court from any thereof (such courts, the “Chosen Courts”), and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

9.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses, and such communications, to be valid, must be addressed as follows:

(i)	if to the Company, to:

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, VA 20190

Attention: John Kalix, Chief Executive Officer

Email: jkalix@soctelemed.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Peter Lamb; Hari Raman

E-mail: plamb@orrick.com; hraman@orrick.com

(ii)	if to the Stockholder, to the address for notice set forth on Schedule A hereto,

unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

9.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AND ANY ACTION, SUIT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, OR THE VALIDITY, INTERPRETATION, BREACH OR TERMINATION OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF DELAWARE REGARDLESS OF THE LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

EACH OF THE COMPANY OR THE STOCKHOLDER IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHOSEN COURTS IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH MANNER OF SERVICE OF PROCESS. EACH OF THE COMPANY OR THE STOCKHOLDER AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PERSON IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS FOR ANY REASON, (B) SUCH LEGAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS, (C) SUCH PERSON’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH LEGAL PROCEEDING IS IMPROPER. EACH OF THE COMPANY OR THE STOCKHOLDER AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY AGREES NOT TO COMMENCE OR PROSECUTE ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT OTHER THAN BEFORE THE CHOSEN COURTS, NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT TO ANY COURT OTHER THAN THE CHOSEN COURTS, WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH OF THE COMPANY OR THE STOCKHOLDER HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND FURTHER CONSENTS TO SERVICE OF PROCESS BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE GUARANTEEING OVERNIGHT DELIVERY, OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 9.6. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 9.7, EACH OF THE COMPANY OR THE STOCKHOLDER MAY COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT IN A COURT OTHER THAN THE CHOSEN COURTS SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY THE CHOSEN COURTS.

9.8 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE COMPANY OR THE STOCKHOLDER AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NEITHER THE COMPANY NOR THE STOCKHOLDER NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NEITHER THE COMPANY OR THE STOCKHOLDER NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

9.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

9.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

9.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

9.14 Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SOC TELEMED, INC.

By:	/s/ John W. Kalix
	Name:	John W. Kalix
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING SUPPORT AGREEMENT]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

STOCKHOLDER:

SOC HOLDINGS LLC
By:	Warburg Pincus Private Equity XI, L.P., its managing member
By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Partner

[SIGNATURE PAGE TO VOTING SUPPORT AGREEMENT]

Schedule A

Stockholder	Address for Notice	Shares of Class A Common Stock
SOC Holdings LLC	SOC Holdings LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10019	33,874,965